Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-93088, 333-123234) pertaining to the Isle of Capri Casinos, Inc. Retirement Trust and Savings Plan of our report dated June 29, 2009, with respect to the financial statements and supplemental schedule of the Isle of Capri Casinos, Inc. Retirement Trust and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

St. Louis, Missouri
June 29, 2009